NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE: October 28, 2025

FOR MORE INFORMATION, CONTACT: J.W. Kiser (276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES THIRD QUARTER RESULTS

Honaker, Virginia – October 28, 2025

Highlights

- Net income for the third quarter of 2025 was $2.8 million, or $0.12 per basic and diluted share;
- Net income for the nine months ended September 30, 2025, was $7.2 million, or $0.30 per basic and diluted share;
- Net interest margin was 3.93% for the third quarter of 2025 compared to 3.43% for the third quarter of 2024;
- Total gross loans were $707.3 million as of September 30, 2025, an increase of $49.7 million, or 10.1% annualized, from $657.5 million as of December 31, 2024;
- Total deposits increased $49.4 million, or 8.8% annualized, during the nine months ended September 30, 2025;
- New Peoples Bank remains well-capitalized with a leverage ratio of 10.80% as of September 30, 2025.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCID: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced third quarter 2025 net income of $2.8 million, or $0.12 per share, as compared to $2.1 million, or $0.09 per share, for the third quarter of 2024, an increase of $650,000 or 30.8%. For the nine months ended September 30, 2025, net income was $7.2 million, or $0.30 per share, compared to $5.6 million, or $0.24 per share in 2024.

J.W. Kiser, President and CEO of the Company, stated "We are very pleased with our third quarter performance, which marks a record for net income and builds on the solid momentum from the first half of 2025. Loan demand has remained strong throughout the year, and our team has done an exceptional job growing both loans and deposits while maintaining a disciplined focus on expanding our net interest margin and managing expenses.

We're especially excited about our core systems conversion to Jack Henry in mid-October. As expected with a transition of this scale, we encountered a few challenges, but our team worked tirelessly to ensure a smooth experience for our customers. This change positions us to deliver a more user-friendly banking and digital experience and achieve greater operational efficiencies moving forward."

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended September 30, 2025, was $8.6 million, an increase of $1.5 million, or 20.3%, when compared to the third quarter of 2024. Interest income increased $1.1 million to $12.6 million due to the combination of an increase of 22 basis points ("bps") in the yield on earning assets to 5.73% and a $39.4 million increase in the average balance of earning assets when compared to 2024. The loan portfolio was the primary driver of both increases as the yield rose 26 bps to 6.31% while the average balance increased $66.1 million compared to the quarter ending September 30, 2024. Also contributing to the improvement in net interest income was the $394,000 decrease in interest expense to $4.0 million during the third quarter of 2025 as compared to $4.4 million in 2024. The reduction in interest expense is due to a number of factors including a 31 bp decrease in the cost of interest-bearing deposits to 2.59% due to maturing time deposits and money market accounts repricing in a lower

interest-rate environment and declines in both the cost and average balance of borrowed funds. The decline in the average balance of borrowed funds was due to the decreased average balance related to a $10 million borrowing from the Federal Reserve Bank under the Bank Term Funding Program that was repaid in October 2024 combined with $4.2 million in principal payments made on trust preferred securities in October 2024 and January 2025. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2024. As a result, the cost of total interest-bearing liabilities decreased 40 bps to 2.69% during the third quarter of 2025 as compared to the third quarter of 2024. The net interest margin increased 50 bps to 3.93% for the quarter ending September 30, 2025, as compared to 3.43% for the same period in 2024 due to the increase in the yield on earning assets and the decline in the cost of funds.

For the nine months ended September 30, 2025, net interest income totaled $35.9 million, an increase of $2.7 million, or 8.3%, as compared to the nine months ended September 30, 2024. The net interest margin increased 39 bps to 3.83% as compared to 3.44% for the same period in 2024. Net interest income improved due to increased average earning assets, which increased $34.7 million, or 4.2%, to $854.5 million. In addition, the yield on earning assets improved 22 bps to 5.62% during the nine months ended September 30, 2025, compared to the same period in 2024. Interest expense for the nine months ended September 30, 2025, totaled $11.5 million, a decrease of $634,000, or 5.2%, from the same period in 2024. The decrease in interest expense is due primarily to the lower costs of interest-bearing deposits and borrowed funds as discussed above.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended September 30, 2025, was $189,000 compared to $49,000 for the three months ended September 30, 2024. The third quarter 2025 provision reflects the impact of the loan growth while the provision recorded in 2024 was impacted by the resolution of a loan relationship that had resulted in a $263,000 specific allowance during the second quarter of 2024. The provision for credit losses on unfunded commitments was $0 for the third quarter of 2025 due to a slight reduction in commitments on construction loans offset by a small increase in the expected loss rate.

For the nine months ended September 30, 2025, the provision for credit losses totaled $602,000 as compared to $478,000 recorded for the same period in 2024.

During the third quarter of 2024 and first quarter of 2025 customers residing in North Carolina, southwest Virginia, northeast Tennessee and southern West Virginia were impacted by Hurricane Helene in 2024 and severe flash floods in 2025. We assessed the impact of these events on our customers and any collateral securing outstanding loans and adjusted the allowance for credit losses. Additionally, we worked with customers impacted by these natural disasters and provided short-term payment deferrals to affected borrowers. These deferral periods have expired, and, at this time, we are not aware of any widespread impairment of collateral other than one property in which a $138,000 partial charge-off was taken in the third quarter of 2025. Accordingly, during the third quarter of 2025, we eliminated the adjustment in the allowance for credit losses for the potential impacts of the storms.

Noninterest Income

Noninterest income totaling $2.5 million for the quarter ended September 30, 2025, increased $73,000 compared to the quarter ended September 30, 2024. Modest increases in earnings from service charges, card processing, financial services revenue, and other miscellaneous income totaling $8,000, $21,000, $31,000, and $35,000, respectively, were partially offset by the $20,000 decrease in income from bank-owned life insurance policies which were either surrendered or paid out due to death in the fourth quarter of 2024.

For the nine months ended September 30, 2025, noninterest income increased $69,000 to $7.3 million compared to the same period in 2024, mainly due to a branded card incentive payment of $141,000 in 2025 which was partially offset by a $98,000 decrease in service charges.

Noninterest Expense

Noninterest expense was $7.4 million for the quarter ended September 30, 2025, compared to $6.8 million for the quarter ended September 30, 2024. The $548,000 dollar increase primarily resulted from increases in salaries and benefits of $209,000, other expenses related to the Jack Henry conversion of $104,000, data processing costs of $38,000, ATM network expenses of $42,000, and loan-related expenses of $104,000. The increase in salaries and

benefits is attributable to normal recurring salary adjustments, increases in incentive accruals based on the Company's year-to-date performance and production, higher health insurance expenses, staffing costs for the Wytheville loan production office, and overtime associated with the conversion to Jack Henry. Other expenses related to the Jack Henry conversion include professional and ancillary costs for other applications and systems impacted by the conversion as well as internal and external travel costs associated with testing and data validation. The increase in loan related expenses is due to expenses associated with a home equity loan promotion during the second and third quarters of 2025.

For the nine months ended September 30, 2025, noninterest expense totaled $21.9 million, an increase of $1.2 million, or 5.9%, over the same period in 2024. The components of the year-over-year increase are largely similar to those discussed for the current quarter. Additional items include $47,000 in costs incurred in "refreshing" a branch office and $42,000 in costs incurred for snow and ice removal to keep our branch locations open and safe during the winter storms in the first quarter of 2025.

Subsequent to quarter-end, there has been, and will be, additional costs associated with the core system conversion including additional costs related to overtime, meals and other expenses related to the installation, testing and training on the new system and the other ancillary systems impacted by the core conversion.

Balance Sheet

Total assets as of September 30, 2025, were $910.7 million, an increase of $55.8 million, or 8.7% annualized, from $854.9 million as of December 31, 2024. Gross loans of $707.3 million as of September 30, 2025, reflected an increase of $49.7 million, or 10.1% annualized, from $657.5 million as of December 31, 2024. Liquid assets in the form of cash and cash equivalents increased $13.0 million, or 25.8% annualized, during the first nine months of 2025. Investment securities increased $169,000 during the first nine months of 2025 due to purchases of $5.3 million and a decrease in the unrealized loss on available-for-sale securities of $4.6 million which more than offset maturities, calls, payments and amortization of $9.7 million.

Deposits totaled $799.4 million as of September 30, 2025, compared to $750.0 million as of December 31, 2024. The increase of $49.4 million, or 8.8% annualized, was due to efforts to attract and retain time deposits and money market account relationships, including replacing a large, high-rate account with lower-cost brokered time deposits, combined with cyclical funds inflows. As a result of these efforts and seasonality, total time deposits increased $23.7 million, money market accounts increased $23.7 million, and noninterest bearing deposits increased $3.9 million during the first nine months of 2025. During the second quarter of 2025, $15.0 million of brokered time deposits were issued with maturities ranging from two months to two years. $10.0 million of these brokered time deposits matured in August and were not replaced. These deposits supplement liquidity, support loan closings and advances and bolster on-balance-sheet liquidity.

As of September 30, 2025, borrowed funds totaled $22.0 million, a decrease of $3.0 million from December 31, 2024. During the first quarter of 2025, a $3.0 million principal reduction was paid toward outstanding trust preferred securities. This repayment improved net interest income and the net interest margin during the current reporting periods and should positively impact future periods. On June 30, 2025, we took a short-term Federal Home Loan Bank advance of $5.0 million to improve liquidity. This advance was repaid in July.

Capital

During the nine months ended September 30, 2025, total shareholders' equity increased $8.8 million to $79.5 million due to net income of $7.2 million and a decrease in the net unrealized loss on available-for-sale securities of $3.7 million. These increases to capital were offset by dividends paid to shareholders of $1.9 million and the repurchase of common stock totaling $180,000. Consequently, book value per share increased to $3.37 as of September 30, 2025, compared to $2.99 as of December 31, 2024. The Bank remains well capitalized per regulatory guidance.

As previously announced, the Board of Directors extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2026. During the first nine months of 2025, the Company repurchased 59,531 shares at an average price of $3.02 per share. Since the commencement of the repurchase plan in 2022, 344,893 shares have been repurchased at an average price of $2.52 per share.

Asset Quality

The allowance for credit losses was $8.0 million, or 1.13% as a percentage of total loans, as of September 30, 2025, and $7.7 million, or 1.17%, as of December 31, 2024. The allowance for credit losses on unfunded commitments was $496,000 as of September 30, 2025, as compared to $404,000 as of December 31, 2024. The increase in the allowance for credit losses on unfunded commitments was due to an increase in loan commitments, specifically residential and commercial real estate construction loan commitments.

Annualized net charge-offs as a percentage of average loans were 0.04% during the first nine months of 2025 compared to 0.01% during the same period of 2024.

Nonperforming assets, which include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, totaled $3.0 million as of September 30, 2025, a decrease of $319,000, or 9.5%, since year-end 2024. Nonaccrual loans decreased $321,000 during the first nine months of 2025 primarily due to the resolution of several large credits and a partial charge-off exceeding the impact of a single loan relationship totaling $802,000 placed in nonaccrual status in 2025. Nonperforming assets as a percentage of total assets were 0.33% as of September 30, 2025, and 0.39% as of December 31, 2024.

Other real estate owned increased $2,000 to $89,000 as of September 30, 2025, compared to December 31, 2024. Expenses associated with other real estate owned, including gains and losses on sales, were $6,000 for the three months ended September 30, 2025, compared to net recoveries of $3,000 during the three months ended September 30, 2024.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

> *(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) deposit flows and competition for deposits; (xvii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xviii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xix) geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, or actions taken by the U.S. or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and*

abroad; (xx) technology utilized by the Company, including the successful core operating system conversion in 2025; (xxi) the Company's ability to successfully manage cyber security, including generative artificial intelligence risks; (xxii) our ability to assist in managing third party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiii) the Company's reliance on third-party vendors and correspondent banks; (xxiv) changes in generally accepted accounting principles; (xxv) changes in governmental regulations, tax rates and similar matters; (xxvi) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxvii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 THROUGH SEPTEMBER 30, 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Interest income on loans, including fees	$ 11,217	$ 10,540	$ 9,912	$ 9,892	$ 9,728
Interest income on investment securities	702	711	702	648	610
Interest income and dividends on all other	690	707	737	921	1,209
Total interest and dividend income	12,609	11,958	11,351	11,461	11,547
Interest expense on deposits	3,674	3,450	3,449	3,655	3,832
Total interest expense	3,972	3,744	3,741	4,021	4,366
Net interest income	8,637	8,214	7,610	7,440	7,181
Provision for credit losses	189	154	259	147	49
Net interest income after provision for credit losses	8,448	8,060	7,351	7,293	7,132
Total non-interest income	2,499	2,436	2,413	3,975	2,426
Total non-interest expenses	7,377	7,213	7,272	8,153	6,829
Income tax expense	812	751	584	489	621
Net income	$ 2,758	$ 2,532	$ 1,908	$ 2,626	$ 2,108
Basic and diluted income per share *	$ 0.12	$ 0.11	$ 0.08	$ 0.11	$ 0.09

* - The sum of the quarterly basic and diluted income per share may not equal the year-to-date income per share due to rounding.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	September 30, 2025	September 30, 2024
Interest income on loans, including fees	$ 31,669	$ 28,316
Interest income on investment securities	2,115	1,723
Interest income and dividends on all other	2,134	3,133
Total interest and dividend income	35,918	33,172
Interest expense on deposits	10,573	10,490
Total interest expense	11,457	12,091
Net interest income	24,461	21,081
Provision for credit losses	602	478
Net interest income after provision for credit losses	23,859	20,603
Total non-interest income	7,348	7,279
Total non-interest expenses	21,862	20,644
Income tax expense	2,147	1,660
Net income	$ 7,198	$ 5,578
Basic and diluted income per share	$ 0.30	$ 0.24
Return on average shareholders' equity	13.03%	11.36%
Return on average assets	1.09%	0.87%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	September 30, 2025	**June 30, 2025**	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**
Key Performance Ratios					
Earning assets yield	5.73%	5.61%	5.51%	5.48%	5.51%
Cost of interest-bearing liabilities	2.69%	2.66%	2.73%	2.90%	3.08%
Cost of funds	1.93%	1.87%	1.94%	2.03%	2.19%
Net interest margin	3.93%	3.86%	3.69%	3.56%	3.43%
Return on average shareholders' equity	14.28%	13.91%	10.78%	14.84%	12.35%
Return on average assets	1.21%	1.15%	0.90%	1.21%	0.97%
Efficiency ratio[#]	66.24%	67.70%	72.53%	71.42%	71.10%
Loan to deposit ratio	88.48%	88.99%	86.34%	87.67%	84.65%
Asset Quality					
Allowance for credit losses to total loans	1.13%	1.14%	1.17%	1.17%	1.19%
Net charge-offs to average loans, annualized	0.10%	0.02%	0.01%	0.02%	0.05%
Nonaccrual loans to total loans	0.42%	0.50%	0.67%	0.50%	0.62%
Nonperforming assets to total assets	0.33%	0.40%	0.52%	0.39%	0.58%
Capital Ratios (Bank Only)					
Tier 1 leverage	10.80%	10.74%	10.67%	10.70%	10.84%
Tier 1 risk-based capital	14.80%	14.56%	14.61%	14.94%	15.65%
Total risk-based capital	16.05%	15.81%	15.86%	16.19%	16.90%
Total common equity tier 1 capital	14.80%	14.56%	14.61%	14.94%	15.65%

[#] - The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED SEPTEMBER 30, 2025 THROUGH SEPTEMBER 30, 2024
(IN THOUSANDS)
(UNAUDITED)

Dollars in thousands	**September 30, 2025**	**June 30, 2025**	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**
Total cash and cash equivalents	$ 80,710	$ 72,159	$ 83,280	$ 67,668	$ 103,727
Investment securities available-for-sale	96,153	96,749	98,625	95,984	96,564
Loans receivable	707,272	695,815	670,731	657,536	646,356
Allowance for credit losses	(7,967)	(7,948)	(7,832)	(7,684)	(7,670)
Total assets	910,724	892,930	880,747	854,925	880,295
Total deposits	799,376	781,909	776,850	749,982	763,564
Borrowed funds	21,986	26,986	21,986	24,986	36,186
Total liabilities	831,196	818,086	808,175	784,184	809,234
Total shareholders' equity	79,528	74,844	72,572	70,741	71,061

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
THREE MONTHS ENDED SEPTEMBER 30,
(IN THOUSANDS)

	2025			2024		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans [1] [2]	$ 705,820	$ 11,217	6.31%	$ 639,707	$ 9,728	6.05%
Federal funds sold	368	4	4.33%	117	2	5.45%
Interest bearing deposits in other banks	59,234	644	4.31%	86,773	1,164	5.34%
Investment securities [2]	108,527	744	2.74%	107,947	653	2.42%
Total earning assets	873,949	12,609	5.73%	834,544	11,547	5.51%
Less: Allowance for credit losses	(8,011)			(7,867)		
Non-earning assets	37,953			41,706		
Total assets	$ 903,891			$ 868,383		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 71,615	$ 124	0.69%	$ 72,521	$ 160	0.88%
Savings and money market deposits	198,553	885	1.77%	174,313	811	1.85%
Time deposits	292,176	2,665	3.62%	278,833	2,861	4.08%
Total interest-bearing deposits	562,344	3,674	2.59%	525,667	3,832	2.90%
Other borrowings	10,000	89	3.51%	20,000	211	4.13%
Trust preferred securities	11,986	209	6.82%	16,186	323	7.81%
Total borrowed funds	21,986	298	5.31%	36,186	534	5.77%
Total interest-bearing liabilities	584,330	3,972	2.69%	561,853	4,366	3.09%
Non-interest-bearing deposits	233,021			228,961		
Other liabilities	9,943			9,663		
Total liabilities	827,294			800,477		
Shareholders' equity	76,597			67,906		
Total liabilities and shareholders' equity	$ 903,891			868,383		
Net interest income		$ 8,637			$ 7,181	
Net interest margin			3.93%			3.43%
Net interest spread			3.04%			2.42%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
NINE MONTHS ENDED SEPTEMBER 30,
(IN THOUSANDS)

(Dollars are in thousands)	2025 Average Balance	2025 Income/ Expense	2025 Yields/ Rates	2024 Average Balance	2024 Income/ Expense	2024 Yields/ Rates
ASSETS						
Loans [1] [2]	$ 682,395	$ 31,669	6.20%	$ 638,403	$ 28,316	5.93%
Federal funds sold	262	9	4.38%	116	5	5.40%
Interest bearing deposits in other banks	61,520	1,999	4.34%	74,798	2,999	5.36%
Investment securities [2]	110,358	2,241	2.71%	106,537	1,852	2.32%
Total earning assets	854,535	35,918	5.62%	819,854	33,172	5.40%
Less: Allowance for credit losses	(7,919)			(7,581)		
Non-earning assets	37,425			39,950		
Total assets	$ 884,041			$ 852,223		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 72,064	$ 389	0.72%	$ 72,914	$ 456	0.84%
Savings and money market deposits	193,514	2,495	1.72%	168,134	2,030	1.61%
Time deposits	280,683	7,689	3.66%	271,491	8,004	3.94%
Total interest-bearing deposits	546,261	10,573	2.59%	512,539	10,490	2.73%
Other borrowings	10,018	266	3.51%	20,000	630	4.14%
Trust preferred securities	12,052	618	6.76%	16,186	971	7.88%
Total borrowed funds	22,070	884	5.28%	36,186	1,601	5.81%
Total interest-bearing liabilities	568,331	11,457	2.69%	548,725	12,091	2.94%
Non-interest-bearing deposits	232,139			228,350		
Other liabilities	9,736			9,569		
Total liabilities	810,206			786,644		
Shareholders' equity	73,835			65,579		
Total liabilities and shareholders' equity	$ 884,041			852,223		
Net interest income		$ 24,461			$ 21,081	
Net interest margin			3.83%			3.44%
Net interest spread			2.93%			2.46%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.

(2) Tax exempt income is not significant and has been treated as fully taxable.